Exhibit 5.1

To:

Spark Networks SE
Kohlfurter Str. 41/43
10999 Berlin
Germany

Spark Networks SE – Issuance of up to 347,517 ordinary no par value shares

Ladies and Gentlemen,

1.	Introduction

1.1	We have acted as legal advisers to Spark Networks SE (previously named Blitz 17-655 SE), a European stock corporation (Societas Europaea or SE) under the laws of the Federal Republic of Germany and the European Union, having its seat in Munich, Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich (the "Commercial Register") under docket no. HRB 232591 (the "Company"), as to matters of German law in connection with the registration statement on Form F-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "SEC") under the United States Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance by the Company of up to 347,517 new ordinary no par value shares of the Company, each representing a notional amount of €1.00 of the Company’s share capital, (the "Shares") in connection with the merger (the "Merger") of Chardonnay Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the "Sub"), with and into Spark Networks, Inc., a Delaware corporation ("Spark Inc."), pursuant to the terms of the agreement and plan of merger dated May 2, 2017, and as amended and/or restated from time to time, by and among the Company, Sub and Spark Inc. (the "Merger Agreement"). The Shares will be represented by American Depositary Shares ("ADSs") and the ADSs will be represented by American Depositary Receipts ("ADRs"). The ADRs will be issued pursuant to a deposit agreement among the Company and Bank of New York Mellon as depositary, and all holders from time to time of ADRs issued thereunder.

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1.2	As of the date hereof, the Shares have not been issued. As stated in the Merger Agreement, it is the Company’s intention to issue the Shares by way of a capital increase against contribution in kind (Sacheinlage) with exclusion of the shareholders’ pre-emptive rights (the "Capital Increase") to be resolved by an extraordinary general shareholders’ meeting (außerordentliche Hauptversammlung) of the Company after the effectiveness of the Registration Statement and certain other conditions set forth in the Merger Agreement.

1.3	We are rendering this legal opinion ("Opinion") in accordance with the requirements of the Act and the rules and regulations issued thereunder. We have taken instructions solely from the Company.

2.	German Law

2.1	This Opinion is confined to, and given on the basis of, the laws of the Federal Republic of Germany as currently in effect and as currently applied by the courts of Germany. We have not investigated, and we do not express or imply any opinion on, the laws of any other jurisdiction. We have further not investigated, nor do we express or imply an opinion on any tax or regulatory matters or other issues of public law, and the opinions expressed herein shall be limited accordingly. We have not investigated or verified the accuracy of any factual matters addressed, or any representations made, in or by virtue of any of the Documents (as defined below) or otherwise relevant in relation to the Documents, and we have assumed that any such factual matters or representations of which we have become aware are accurate and complete.

2.2	In this Opinion, unless expressly stated to the contrary, German legal concepts are described and referred to in the English language and not in their original German terms which may not be fully identical in their respective legal meanings or ramifications. With respect to any of the Documents (as defined below) not governed by German law, in particular, but not limited to, the Merger Agreement, we have interpreted the provisions of such documents solely in accordance with German law rules of interpretation and without knowledge of the respective foreign law and without considering a different interpretation which may apply under the relevant foreign law. This Opinion may, therefore, only be relied upon on the express condition that any issues of interpretation arising thereunder are governed by German law and brought before a German court of law. This Opinion shall be governed by and construed in accordance with German law, and any disputes arising in relation to this Opinion shall exclusively be brought before the courts of Frankfurt am Main, Germany.

3.	Scope of Inquiry

For the purposes of rendering this Opinion, we have examined the following documents (together, the "Documents"):

3.1	the Registration Statement as filed with the SEC on August 16, 2017 as amended on September 15, 2017;

3.2	the Merger Agreement dated May 2, 2017;

3.3	an electronic extract from the Commercial Register relating to the Company retrieved from the website "www.handelsregister.de" on September 14, 2017 (the "Register Excerpt");

3.4	an electronic copy of the articles of association of the Company from the Commercial Register retrieved from the website "www.handelsregister.de" on September 14, 2017 (the "Articles of Association"); and

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3.5	any such other documents, declarations, certificates and other papers as we have deemed necessary as a basis for the opinions expressed herein.

4.	Assumptions

For the purpose of rendering this Opinion, we have assumed that:

4.1	all signatures, stamps and seals on the Documents that we have reviewed are genuine, all signatures on the Documents provided to us have been made by individuals who had full legal capacity (unbeschränkte Geschäftsfähigkeit) at the relevant time and who are those indicated in the Documents or otherwise named to us as signatories, all Documents submitted to us as originals are authentic and complete, and all Documents submitted to us as photocopies, electronic copies or fax copies are complete and conform to the relevant originals (which are themselves authentic and complete);

4.2	the Merger Agreement has been duly authorised, duly and validly executed and delivered by all parties thereto, and is legal, valid, binding and enforceable with its terms under the laws of Delaware by which it is expressed to be governed and under the laws of any other jurisdiction which may be applicable;

4.3	there are no provisions or principles of law other than the law of the Federal Republic of Germany which would have any implication on the opinions we express, and insofar as the law of any jurisdiction other than Germany may be relevant, the requirements of such law have been complied with;

4.4	the content of each Document is correct and complete, all representations, warranties and statements made in the Documents are true and accurate and each Document (other than the Registration Statement) is in full force and effect as of the date hereof, and no other document, declaration or factual circumstance exists which would affect, amend, construct, define, modify, supersede, revoke or terminate any provisions of any Document and, in relation to the Register Excerpt, all matters which can be reflected in the Commercial Register are correctly reflected in the Register Excerpt;

4.5	the operational seat (tatsächlicher Verwaltungssitz) of the Company is in the Federal Republic of Germany;

4.6	the execution, delivery and performance of the Documents by the respective parties do not contravene or conflict with any law, rule or regulation binding upon such party or the constitutional documents of any party;

4.7	the (i) the Registration Statement, (ii) the Merger Agreement, (iii) the lawful execution thereof, (iv) the parties thereto or other persons affected thereby, and (v) the performance and enforcement by or against the parties or such other persons (including, without limitation, the obtaining of all necessary consents, licenses, approvals and authorisations, the making of the necessary filings, lodgements, registrations and notifications and the payment of any stamp duties and other documentary taxes) duly complies with any laws as may apply thereto; and

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4.8	there are no other facts, circumstances, events, arrangements or documents relevant for the rendering of this Opinion not disclosed to us.

5.	Opinion

Based solely on the foregoing paragraphs of this letter, and subject to the qualifications set out in paragraph 6 below, we are of the opinion that:

(i)	assuming that (A) the general shareholders' meeting of the Company validly resolves the Capital Increase and approves the agreement, by and among, the Company and the contribution agent (the "Contribution Agent" and such agreement, the "Contribution Agreement") regarding the contribution in kind by the Contribution Agent of all of the issued and outstanding shares of common stock of the surviving corporation following the Merger (the "Surviving Corporation Common Stock") and (B) such resolutions are being properly recorded by a notary public and not challenged pursuant to statutory law (angefochten) by any shareholder, or the administrative board, of the Company;

(ii)	assuming that the Contribution Agreement is (A) duly executed by the parties thereto and, following such execution, legal, valid, binding and enforceable in accordance with its terms and (B) registered with the Commercial Register;

(iii)	assuming that the Contribution Agent validly executes two copies of a subscription certificate (Zeichnungsschein) in accordance with the resolution of the general shareholders' meeting of the Company resolving the Capital Increase; and

(iv)	assuming that the Shares are issued in accordance with the resolution of the general shareholders' meeting of the Company resolving the Capital Increase after (A) the receipt by the Company of the according contribution in kind by the Contribution Agent of all of the issued and outstanding shares of the Surviving Corporation Common Stock pursuant to the Contribution Agreement and (B) the subsequent registration of the consummation (Durchführung) of the Capital Increase with the Commercial Register, the Shares will be, when issued as contemplated by the Registration Statement, validly issued, fully paid and non-assessable (nicht nachschusspflichtig).

6.	Qualifications

Our opinion is subject to the following qualifications:

6.1	The opinions set out above are subject to the effect of general principles of German law affecting the rights or remedies of creditors generally, including, but not limited to, the principles of (i) voidability of transactions on the onset of insolvency proceedings or for fraud, and (ii) any bankruptcy, insolvency, liquidation, reorganisation or similar laws of general application affecting the rights or remedies of creditors generally.

6.2	We are not passing opinion on the accuracy or completeness of any statements contained in any offering or listing material relating to the Merger.

7.	Reliance

This Opinion is delivered solely in connection with the Registration Statement and is not intended to create third party rights pursuant to sections 311 para. 3, 328 of the German Civil Code (Bürgerliches Gesetzbuch) (Vertrag mit Schutzwirkung zugunsten Dritter or Vertrag zugunsten Dritter) or in any other way. It is strictly limited to the matters stated herein and does

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not extend to, and is not to be read as extending by implication to, any other matter in connection with the Documents or otherwise. It may not be quoted or referred to in any public document, or filed with any government agency or other authority other than as an exhibit to the Registration Statement without, in any such case, our prior written consent, provided that this Opinion may be referred to in the Registration Statement and may be used as required by mandatory law. We hereby expressly consent to the filing of this Opinion as an exhibit to the Registration Statement. By giving this consent, we neither claim nor admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations issued thereunder. This Opinion letter speaks only as of its date, and we have no obligation to advise any party of any changes of law or facts that occur after the date hereof.

Very truly yours,

MILBANK, TWEED, HADLEY & MCCLOY LLP

/s/ Dr. Christoph Rothenfusser